Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT for Purchase and Sale dated November 30, 2006 (the “Agreement”), is between WILLIAM BARTFIELD and DAVID BATES (collectively, "Seller") and TIX CORPORATION ("Buyer"), collectively known as the “Parties”.

RECITALS

A. Seller is the owner of the business known as STAND-BY GOLF and owns certain business assets, as more fully set forth in Exhibit A below, comprising its business located in Las Vegas, Nevada. Seller desires to sell its business to Buyer and Buyer desires to purchase it on the terms and conditions contained herein. Each of the parties agrees to cooperate fully with the other in executing all additional documents required to effectuate the intended transfer.

B. Buyer and Seller warrant that each has authority from its Board of Directors, partners, associates or other individuals or entities, whatsoever, as required to enter into this Agreement. Seller desires to sell all of the assets used in its business and Buyer desires to buy from Seller on the terms and conditions contained herein.

C. Seller has licensed the use of the trade name STAND-BY GOLF in several other states to other individuals or entities, none of which is subject to this Agreement Seller represents and warrants that the terms of those license agreements exclude those licensees from competing or interfering with the business sold hereunder and such non-competition provisions are enforceable against the licensees.

D. Seller shall train and consult with Buyer and make his best efforts to operate and further enhance the business for a period of three years from the date of execution hereof and Buyer shall employ David Bates on terms and conditions as set forth herein

TERMS AND CONDITIONS

1. PURCHASE AND SALE.

1.1 Assets to be Sold.

Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the assets and business listed as Exhibit A which assets constitute all the assets used to operate Stand-By Golf in Las Vegas, Nevada. The purchased assets include all rights, title and ownership of the name and the Stand-By Golf business operated in the State of Nevada. Seller agrees to deliver the purchased assets free and clear of any loans, liabilities, liens, or obligations. Seller warrants that there are no other parties who own an interest in the business and that no third party is required to consent to the sale of the purchased assets. Seller warrants that Buyer shall have the exclusive use of the name STAND-BY GOLF in the State of Nevada. Seller agrees to execute the appropriate documents necessary to effectuate a transfer of the purchased assets, including without limitation an assignment of the fictitious business name STAND-BY GOLF, to Buyer

1.2 Purchase Price.

The purchase price for the purchased assets shall be as follows:

(a) Within a reasonable period of time after closing, (to issue the stock certificate), Buyer shall render payment to Seller in the form of shares of unregistered common stock of Buyer with a value at the close of trading on the date of closing of this transaction in the amount of One Hundred Thousand ($100,000.00) Dollars based upon the average bid closing bid price per share for ten (10) days prior to closing. However, one year from the Closing, if the market value of this $100,000 worth of stock is trading for less than the price at Closing, then Buyer agrees to issue additional shares to Seller until Seller’s stock equals $100,000 at that time, but the parties agree that Buyer will not have to issue such additional stock at a value of less than $1.50 per share, even if the stock price is lower than $1.50 per share at that time.

All stock issued to Seller with regard to this transaction will be restricted under Rule 144 and Buyer agrees to cooperate with and assist Seller to effect any future sales of Seller’s stock in compliance with Rule 144.

(b) Earnout: Provided Seller does not resign or cease performing his continuing obligations as set forth herein, during the three anniversary years from the closing of this Agreement and based upon the net revenues [net revenues shall be determined by subtracting deemed operational expenses from the gross revenue from the golf reservation business of Buyer] as follows.

Anniversary Year 1: for each additional dollar of net revenues, Buyer shall issue two dollars worth of unregistered common stock of Buyer to Seller. Such stock shall be valued at the average closing BID price for ten (10) days prior to the one-year anniversary date of this Agreement, but in no event shall the stock price be less than $2.00 per share. The first $25,000 net revenue increase during the Anniversary Year 1 only, shall be payable to Seller in cash equal to $50,000 paid by Buyer. During the first anniversary year, the yearly operational expenses are deemed to be One Hundred Thousand ($100,000.00) Dollars.

For example, for the first year ending one year from the Close, if the net revenue from the Stand-By Golf business, after deducting payments to golf courses and deducting operational expenses of $100,000.00, is Three Hundred Thousand ($300,000.00) Dollars, consequently, at the anniversary date of this Agreement, Seller shall be issued common stock with a valuation of $550,000.00 and cash of $50,000.

Anniversary Year 2: for each additional dollar of net revenues, Buyer shall issue two dollars worth of unregistered common stock of Buyer to Seller. Such stock shall be valued at the average closing BID price for ten (10) days prior to the two-year anniversary date of this Agreement, but in no event shall the stock price be less than $2.00 per share. During the second anniversary year the yearly operational expenses are deemed to be One Hundred Fifteen Thousand ($115,000.00) Dollars.

Anniversary Year 3: for each additional dollar of net revenues, Buyer shall issue two dollars worth of unregistered common stock of Buyer to Seller. Such stock shall be valued at the average closing BID price for ten (10) days prior to the three-year anniversary date of this Agreement, but in no event shall the stock price be less than $2.00 per share. During the third anniversary year the yearly operational expenses are deemed to be One Hundred Thirty Thousand ($130,000.00) Dollars.

For example, if net revenue in year one was $200,000, and net revenue in anniversary year two is Four Hundred Thousand ($400,000.00) Dollars, Seller shall receive common stock with a valuation of $400,000.00 (two times the increase from the prior year).

Each of Bartfield and Bates is an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933 (“Securities Act”), and each is acquiring the shares for his own account and not with a view to the resale or distribution of any or all of such securities in violation of the Securities Act, or any applicable state securities laws. Each of Bartfiled and Bates acknowledge that the stock will not be registered under the Securities Act or any state securities laws. Any issuance of stock to Seller made pursuant to this Agreement shall be payable to 50% to William Bartfield and 50% to David Bates.

2. ESCROW.

The parties waive escrow; this transaction is deemed to be closed as of 5:00 p.m. on the day of execution by all parties.

3. OTHER AGREEMENTS.

(a) At any time, upon three days notice, Buyer shall have the right to examine the books and records, including electronic and computer data, of Seller’s business in Nevada during the years 2004-2006.

(b) As part of the consideration for Buyer’s entering into this Agreement and in consideration of the earn-out payments above, Seller shall use his best efforts to operate, promote and enhance the business for a period of three years. Seller shall use his best efforts to obtain golf tee times at high quality golf courses at high demand start times with or without pre-payment or guarantees to the golf courses. At all times, the operation of the discount golf business shall be under the sole direction of Buyer.

(c) Seller shall indemnify, defend and hold Buyer harmless from any and all damages, obligations, liabilities, costs or expenses relating to operation of the business before the purchase of the business by Buyer and for any breach of representations and warranties.

(d) Buyer shall indemnify, defend and hold Seller harmless from any and all damages, obligations, liabilities, taxes, costs or expenses relating to operation of the business after the purchase of the business by Buyer.

(e) All receivables of the business arising prior to the purchase belong to the Seller. Buyer shall not assume any liabilities of the business; all liabilities including without limitation taxes arising prior to the purchase shall remain the obligation of Seller. Seller shall pay all sales tax owed arising from operation of this Agreement.

(f) Buyer shall employ David Bates for a period of three years at an annual salary of Forty-Eight Thousand [$48,000.00] Dollars plus the usual and customary benefits and vacation period that the Buyer provides each of its employees. As and for additional consideration for Buyer’s entering into this Agreement, David Bates agrees to be employed under the aforementioned terms and further agrees to use his best efforts to contribute positively to the golf business as contemplated herein. Nothing herein shall be deemed to create a contract of employment of David Bates and, in any event, Buyer reserves the right to terminate the employment of David Bates if the results of such employment are not productive and beneficial to the Buyer, all in Buyer’s sole discretion. However, so long as William Bartfield remains active in the business, he must reasonably agree to and consent to a termination of David Bates.

(g) As and for additional consideration for Buyer’s entering into this Agreement, for a period of five years from closing, Seller hereby conveys a first right of refusal to Buyer to purchase any or all of the licensed locations in the United States which may be offered to Seller from any other licensee. In the event any such licensed location is offered to Seller to purchase, Seller shall notify Buyer in writing within two days of receiving such offer and provide the terms and conditions for such purchase. Buyer shall have five business days following receipt of notice to inform Seller in writing that it will purchase such licensed location at such offered price.

Within five years from closing, if Buyer intends to discontinue the Stand-By Golf, (or other surviving named entity), business in Nevada, Seller shall have the first right of refusal to purchase the business from Buyer at a price of Ten [$10.00] Dollars and the assumption of all liabilities associated with the business.

(h) As and for additional consideration for Buyer’s entering into this Agreement, Seller agrees that he shall not engage in any competing business in any capacity, directly or indirectly, within the State of Nevada, for a period of five years from the date hereof unless Buyer has chosen to discontinue operation of the business not as a result of such competition. Any business which involves the booking of golf “tee times” shall be deemed competing for the purposes of this provision. Seller acknowledges that violation of this non-competition provision would cause irreparable harm and that Buyer shall be entitled to enforce this provision with injunctive or other equitable relief without bond and further agrees that if any portion of this provision is unenforceable, it shall not effect the enforceability of the Agreement and any court shall have the authority to enforce such portion of the provision which is enforceable against Seller.

(i) As and for additional consideration for Buyer’s entering into this Agreement, commencing upon execution hereof and continuing for a period of one year [the first annual golf season] and subject to availability, Seller shall either pay for or guarantee payment for golf tee times, as required, to ensure the growth and tee time availability of the business. Both parties agree that this is a material term and condition without which provision Buyer would not enter into this Agreement and a breach of such provision shall terminate all of the Earnout payments. In each such instance of pre-payment by Seller, when Buyer receives the proceeds for any of the specific golf tee times paid for in advance by Seller, Buyer shall repay Seller within seven days of its receipt of proceeds. Seller shall not be repaid in the event any if the pre-paid or guaranteed golf tee times are not sold by Buyer.

(j) Seller warrants that no other Stand-By Golf licensed party has any right or interest in doing business under the Stand-By Golf name in the State of Nevada, nor do any of such parties have any right of first refusal or option to operate Stand-By Golf in Nevada. Seller further warrants that he owns one hundred percent of the Stand-By Golf business in Nevada. Seller shall provide Buyer copies of all of Seller’s outstanding license agreements in the United States prior to execution hereof.

4. GENERAL PROVISIONS.

4.1  Assignment.

This Agreement shall be binding upon and shall inure to the benefit of Buyer and its respective representatives, successors and assigns. Buyer shall have the right to assign this Agreement or any interest or right under this Agreement to any party. Seller shall not have the right to assign his duties and responsibilities of this Agreement without first obtaining the express written consent of Buyer.

4.2.  Attorney's Fees.

In any action between the parties to enforce any of the terms or provisions of this Agreement, the prevailing party in the action shall be entitled, in addition to damages, injunctive relief or other relief, to its reasonable costs and expenses, including, without limitation, reasonable attorneys' fees.

4.3.  Approvals and Notices.

Any approval, disapproval, demand, document or other notice ("Notice") which either party may desire to give to the other party must be in writing and may be given by personal delivery, facsimile or by certified mail, Federal Express or comparable delivery service, to the party to whom the

Notice is directed at the address of the party set forth below or at any other address as the parties may later designate:

TO SELLER:	WILLIAM BARTFIELD
_______________________________
_______________________________
Las Vegas, Nevada
Phone: ______________________________
Fax: ________________________________

TO BUYER:	TIX CORPORATION
12001 Ventura Place Suite 340 Studio City, Ca. 91604 Phone: 818/761-1002 Fax: 818/761-1072

Any notice given under this paragraph shall be deemed received on the date indicated on the receipt for certified mail, telecopy confirmation or Federal Express, but if neither of those methods are used, upon actual receipt by the intended party.

4.4  Interpretation.

This Agreement shall be construed under the laws of the State of Nevada and shall be enforced in Clark County.

4.5  Titles, Captions and Paragraph Numbers.

Titles and captions are for convenience only and shall not constitute a portion of this Agreement. Reference to Agreement numbers are to paragraphs as numbered in this Agreement unless expressly stated otherwise.

4.6.  Gender.

As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates.

4.7. No Waiver.

A waiver by either party of a breach of any of the covenants, conditions or agreements under this Agreement to be performed by the other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions of this Agreement.

4.8.  Modifications.

Any alteration, change or modification of or to this Agreement, in order to become effective, shall be made in writing and in each instance signed on behalf of each party.

4.9. Severability.

If any term, provision, condition or covenant of this Agreement or its application to any party or circumstances shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of the term, provision, condition or covenant to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and shall be valid and enforceable to the fullest extent permitted by law.

4.10  Merger of Prior Agreements and Understandings.

This Agreement contains the entire understanding between the parties relating to the transaction contemplated by this Agreement. All prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged in this Agreement and shall be of no further force or effect.

4.11  Survival of Representations and Warranties.

All representations, warranties and covenants under this Agreement shall survive close of purchase.

4.12 Time of Essence.

Time is expressly made of the essence with respect to the performance by Buyer and Seller of each and every obligation and condition of this Agreement.

4.13 Possession of Property.

Buyer shall be entitled to possession and ownership of all of the assets as described in Exhibit A upon execution of this Agreement

4.14  Counterparts.

This Agreement may be signed in multiple counterparts which, when signed by all parties, constitute a binding agreement.

4.15  Computation of Time.

The time in which any act is to be done under this Agreement is computed by excluding the first day and including the last day, unless the last day is a holiday or Saturday or Sunday, and then that day is extended to the next business day.

DATED: _____________________

SELLER	BUYER

/s/ William Bartfield
WILLIAM BARTFIELD	TIX CORPORATION
By: /s/ MITCH FRANCIS,
Its: President
/s/ David Bates
DAVID BATES

EXHIBIT A

1.	Trade name: STAND-BY GOLF currently registered in Nevada.
2.	Goodwill.
3.	Yellow Pages and all other outstanding Directory and media advertising.
4.	Telephone number(s).
5.	All Internet websites and domain names utilized for the Las Vegas Stand-By Golf operation.
6.	Customer lists, including names, addresses, telephone numbers, email addresses.
7.	Golf booking software, including, but not limited to, licensing, maintenance contracts, disks, manuals and instructions.
8.	All logos, artwork and documents used in the operation, marketing and promotion of the business.